Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Goldman Sachs Private Middle Market Credit LLC

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$367,662,968.80	0.00015310	$56,289.20

Fees Previously Paid	—		—

Total Transaction Valuation	$367,662,968.80

Total Fees Due for Filing			$56,289.20

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$56,289.20

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary proxy statement filed by Goldman Sachs Private Middle Market Credit LLC (“PMMC”) of which this Exhibit 107 is a part.

(1)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the net asset value of the PMMC Common Units as of June 30, 2024, as disclosed in PMMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

(2)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, calculated at $153.10 per $1,000,000 of the transaction value.